                                                                   Exhibit 10.55


                      MEDIAONE INTERNATIONAL HOLDINGS, INC.

      MEDIAONE UK CABLE, INC and MEDIAONE CABLE PARTNERSHIP HOLDINGS, INC.

                     TELE-COMMUNICATIONS INTERNATIONAL, INC.

                     UNITED ARTISTS PROGRAMMING-EUROPE, INC.

                            COX COMMUNICATIONS, INC.

                           COX U.K. COMMUNICATIONS, LP

                             SBC INTERNATIONAL, INC.

           SOUTHWESTERN BELL INTERNATIONAL HOLDINGS (UK-1) CORPORATION

                           TELEWEST COMMUNICATIONS plc


                 -----------------------------------------------

                   AMENDED AND RESTATED RELATIONSHIP AGREEMENT

                 -----------------------------------------------



                                 CLIFFORD CHANCE

                                    CONTENTS



CLAUSE                                                                     PAGE


1.  INTERPRETATION............................................................2

2.  CONDITIONS...............................................................13

3.  REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS.............................15

4.  DIRECTORS................................................................15

5.  CLOSING..................................................................17

6.  MATTERS REQUIRING CONSENT................................................19

7.  VOTING AGREEMENT AMONG TINTA GROUP AND U S WEST GROUP....................20

8.  RESTRICTIONS ON TRANSFERS BY TINTA GROUP AND U S WEST GROUP..............21

9.  RIGHTS OF FIRST OFFER, RIGHTS OF FIRST REFUSAL AND CHANGE OF
    CONTROL..................................................................22

10. SPECIFIC RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP
    LEVEL....................................................................27

11. GENERAL RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP
    LEVEL....................................................................30

12. NON-COMPETITION..........................................................31

13. SCOPE OF COMPANY BUSINESS................................................35

14. CONTRACTUAL RESTRICTIONS.................................................35

15. INDEMNIFICATIONS.........................................................35

16. GAIN RECOGNITION CONSENT REQUIREMENTS....................................37

17. CITY CODE ON TAKEOVERS AND MERGERS.......................................38

18. CONFIDENTIALITY..........................................................38

19. JOINT AND SEVERAL LIABILITY FOR CONTROLLED AFFILIATES....................38

20. TERM.....................................................................38

21. TERMINATION OF 1994 AND 1995 AGREEMENTS..................................38

22. COMPETITION..............................................................39

23. COSTS....................................................................39

24. FURTHER ASSURANCE........................................................39

25. GENERAL..................................................................39

26. ASSIGNMENT...............................................................40

27. NOTICES..................................................................40

28. GOVERNING LAW AND JURISDICTION...........................................42

29. COUNTERPARTS.............................................................43

SCHEDULE 1 - CONTRACTUAL RESTRICTIONS........................................44

SCHEDULE 2 - DEED OF ADHERENCE...............................................45

SCHEDULE 3 - PROVISIONS PRESERVED FROM THE OLD RELATIONSHIP AGREEMENT........46


Agreed form documents:

1.  Announcement

2.  New Articles

3.  TW Holdings Operating Agreement

THIS AGREEMENT is made as of 15 April 1998

BETWEEN:

(1) MEDIAONE INTERNATIONAL HOLDINGS, INC. (previously known as US WEST International Holdings Inc.), a company incorporated in Delaware, USA whose principal place of business is 7800 East Orchard Road, Englewood, Colorado 80111, USA ("MediaOne Holdings");

(2) MEDIAONE UK CABLE, INC. (previously known as US WEST UK Cable Inc.) and MEDIAONE CABLE PARTNERSHIP HOLDINGS, INC. (previously known as US WEST Cable Partnership Holdings Inc.), each being a company incorporated in Delaware, USA whose principal place of business is 7800 East Orchard Road, Englewood, Colorado 80111, USA ("MediaOne UK" and "MediaOne Cable" respectively );

(3) TELE-COMMUNICATIONS INTERNATIONAL, INC., a company incorporated in Delaware, USA whose principal place of business is 5619 DTC Parkway, Englewood, Colorado 80111, USA ("TINTA");

(4) UNITED ARTISTS PROGRAMMING-EUROPE, INC., a company incorporated in Colorado, USA whose principal place of business is 5619 DTC Parkway, Englewood, Colorado 80111, USA ("UAP-E ");

(5) COX COMMUNICATIONS, INC., a company incorporated in Delaware, USA whose principal place of business is 1400 Lake Hearn Drive, Atlanta, Georgia 30319, USA ("Cox");

(6) COX U.K. COMMUNICATIONS, L.P., a limited partnership incorporated in Delaware, USA whose principal place of business is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, USA ("CUK");

(7) SBC INTERNATIONAL, INC., a company incorporated in Delaware, USA whose principal place of business is #2 Reed's Way, Suite 222, Corporate Commons, New Castle, Delaware 19720, USA ("SBCI");

(8) SOUTHWESTERN BELL INTERNATIONAL HOLDINGS (UK-1) CORPORATION, a company incorporated in Delaware, USA whose principal place of business is #2 Reed's Way, Suite 222, Corporate Commons, New Castle, Delaware 19720, USA ("SBIHUK-1"); and

(9) TELEWEST COMMUNICATIONS plc, a company incorporated in England and Wales (registered no. 2983307), whose registered office is at Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW, England (the "Company").

WHEREAS:

(A) The parties to this Agreement entered into an agreement dated 15 April 1998 in substantially the same form as this Agreement (the "Original Agreement");

(B) The parties have agreed that a number of amendments should be made to the Original Agreement, which amendments are incorporated in this Agreement; and

(C) The parties have agreed that this Agreement shall replace the Original Agreement in all respects with effect from 15 April 1998.

THE PARTIES AGREE as follows:


1.   INTERPRETATION

1.1  In this Agreement, unless indicated to the contrary:

     "Act"                       means the Companies Act 1985 (as amended);

     "Affiliate"                 means with respect to any Person, any other
                                 Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such Person;

     "ADS"                       means an American Depository Share representing
                                 Ordinary Shares;

     "Announcement"              means the announcement in the agreed form of
                                 the Company's firm intention to make the Offer;

     "Assumptions"               means the assumptions that (a) all options over
                                 shares in the capital of General Cable plc have been exercised during the Offer; (b) the Offer has been accepted in full and all Ordinary
                                 Shares required to be issued as consideration under the Offer have been issued; (c) all the Ordinary Shares proposed to be issued under the Telewest Open Offer have been issued and TW
                                 Holdings owns all the Ordinary Shares which TINTA, MediaOne Holdings and their Affiliates are entitled to subscribe under the Telewest
                                 Open Offer or required to subscribe or procure subscribers for under the Subscription
                                 Agreement; (d) all options outstanding on the Issue Date over shares in the capital of the Company which are exercisable in accordance with their terms prior to 31 December 1999 have been exercised; and (e) neither TINTA, MediaOne
                                 Holdings nor any of their respective Affiliates has disposed of any interest in any Ordinary Shares or Preference
                                 Share in issue on the date of this Agreement;

     "Board"                     means the board of directors of the Company;

     "business day"              means any day other than a Saturday or Sunday
                                 or a public holiday in the State of Colorado, the State of Delaware or England and Wales;

     "Cable Telephony"           means any voice or data telecommunications
                                 transmission service which operates in whole or in part by cable links to subscribers' premises, is interconnected at some point to a public switched network and is intended to serve customers in the United Kingdom;

     "Cable Television"          means any service provided to customers on a
                                 subscription or pay-per-view basis which sends sounds or visual images or both by means of cable, radio or microwave transmission systems for television reception at two or more locations, whether sent for simultaneous reception or at different times in response to subscribers' requests, including without limitation video on demand and other interactive services and other entertainment, telecommunications and information services proposed to be offered by the Company, as described in the Disclosure Documents;

     "Change in Control"         means with respect to MediaOne Holdings and its
                                 Affiliates (other than MediaOne) or TINTA and its Affiliates (other than TCI), the acquisition (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions) of beneficial ownership by any Person (other than pursuant to a distribution in specie, spin off, share dividend, demerger or similar transaction and other than, with respect to beneficial ownership of equity interests in TINTA or any of its Affiliates, by TINTA or any of its Affiliates and, with respect to beneficial ownership of equity interests in MediaOne Holdings or any of its Affiliates, by MediaOne Holdings or any of its Affiliates) of equity interests in TINTA and/or any of its Affiliates (other than TCI) or MediaOne Holdings and/or any of its Affiliates
                                 (other than MediaOne), as the case may be, as a result of which such Person has the power, directly or indirectly, to direct the voting and disposition of Ordinary Shares held by TINTA and its Affiliates or MediaOne
                                 Holdings and its Affiliates, as the case may be, representing at least 15 per cent. of the outstanding Ordinary Shares of the Company. A
                                 Change in Control shall be deemed voluntary if it is the result of a transaction agreed to by TINTA or any of its Affiliates or by MediaOne
                                 Holdings or any of its Affiliates, as the case may be. A Change in Control shall be deemed involuntary if it is the result of actions by Persons (other than TINTA or any of its Affiliates or MediaOne Holdings or any of its Affiliates, as the case may be) taken without the agreement or consent of TINTA or any of its Affiliates or of MediaOne Holdings or any of its Affiliates, as the case may be;

     "Closing Price"             means the sale price for Ordinary Shares (i)
                                 with respect to Ordinary Shares to be offered on the London Stock Exchange, the sale price which appears on the relevant Reuters Screen for the Company as of 11:00 a.m. (London time) on a Trading Day, provided that if such Ordinary Shares do not appear on such Reuters
                                 Screen or such Reuters Screen is temporarily unavailable, the sale price with respect to the Ordinary Shares will be the last reported sale price which appears in the Official List of the London Stock Exchange on a Trading Day and (ii) with respect to Ordinary Shares to be offered on the New York Stock Exchange in the form of ADSs the last reported sale price on a Trading
                                 Day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices as reported on the New
                                 York Stock Exchange Composite Tape, or, if such sales are not so reported, the reported last sale price or, if no such sale takes place on such day, the average of the reported closing bid and asked prices on the principal national securities exchange on which the ADSs are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, on the NASDAQ National
                                 Market System ("NASDAQ"), or if the ADSs are not quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected by the Board for that purpose;

     "Control"                   means with respect to any Person, the
                                 possession, directly or indirectly, by another
                                 Person of the power to direct or cause the direction of the management or policies of such Person, whether through equity ownership, by contract or otherwise, but a Person shall not be deemed to Control another Person solely by virtue of any veto rights granted to it as a minority equity owner or by virtue of super majority voting rights and the words
                                 "Controlled" and "Controlling" shall be
                                 construed accordingly;

     "Controlled Affiliate"      means with respect to any Person, any Affiliate
                                 of such Person which is under the Control of such Person provided that each of Flextech plc, At Home Corporation, Princes Holdings Limited and MPC shall not be treated as a Controlled
                                 Affiliate of the TINTA Group or the MediaOne
                                 Group and TWE shall not be treated as a
                                 Controlled Affiliate of the MediaOne Group and for the purposes of this definition, any Person in which both Cox or one or more of its Affiliates and SBCI or one or more of its Affiliates own equity interests shall be deemed a Controlled Affiliate of each of Cox and SBCI if (i) the aggregate of such equity interests would be sufficient, if owned by one Person, to confer Control of such Person on the Person owning such equity interests and (ii) Cox or its Affiliates and SBCI or its Affiliates have entered into binding arrangements regarding the exercise of voting rights in such equity interests or have otherwise agreed in writing to co-operate so as to direct the management or policies of such Person;

     "Controlling Shareholder"   has the same meaning as in paragraph 3.12 of
                                 Chapter 3 of the Listing Rules;

     "Co-operation Agreement"    means the co-operation agreement dated 3
                                 October 1995 and entered into between the Company/Old Telewest, Cox, CUK, SBCI, SBIHUK-1 and SBIHUK-2;

     "Cox Group"                 means Cox and its Affiliates from time to time
                                 or any Person or group of Persons within the meaning given to the expression "Cox Group" in the New
                                 Articles;

     "Cox Shareholder"           means CUK (whilst it is a member of the Cox
                                 Group and a Shareholder) and/or any Shareholder who is a member of the Cox Group for the time being;

     "Director"                  means a director of the Company;

     "Disclosure Documents"      means the prospectus, registration statement
                                 and listing particulars filed, distributed or used in connection with Old Telewest's initial public offering of Ordinary Shares in 1994 or in connection with the Company's acquisition of SBC CableComms and Old Telewest in 1995;

     "Fair Market Value"         means as to any property, the price at which a
                                 willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arm's length transaction without time constraints, and without being under any compulsion to buy or sell;

     "Fixed Wireless Telephony"  means a telecommunication service consisting of the conveyance of messages through the agency of Wireless Telegraphy (as defined in the United Kingdom Wireless Telegraphy Act 1949) to or from any Applicable Cable System (as defined in the relevant telecommunications license) operated by the Company or an Affiliate under a Telecommunications License (as defined in the IPO Documents) held by it or an Affiliate directly from or to any apparatus designed or adapted to be capable of being used while in motion, provided that such service would not involve the operation of a network capable of handing calls off from radio or cell site to cell site;

     "Fully Diluted Ordinary     means, at any time, the Ordinary Shares in
     Shares"                     issue at such time and the Ordinary Shares
                                 which would be in issue if all options and rights outstanding for the time being to subscribe for Ordinary Shares or securities convertible into or exchangeable for Ordinary
                                 Shares were exercisable and had been exercised and the relevant Ordinary Shares and securities issued and all securities convertible into or exchangeable for Ordinary Shares in issue (or assumed to be in issue) at such time were convertible or exchangeable and had been converted or exchanged and the relevant Ordinary Shares issued;

"General Cable"              means General Cable PLC;

"Group System"               means any Cable Television or Cable Telephony
                             system in which the Company has a direct or indirect ownership interest from time to time;

"Independent Directors"      means those Directors who are not designated by the
                             TINTA Group or the MediaOne Group in accordance with Article 72 of the New Articles and are not partners, officers or employees of, and do not have a material consultancy with, the TINTA Group or the MediaOne Group;

"IPO Documents"              means the prospectus, registration statement and
                             listing particulars filed, distributed or used in connection with Old Telewest's initial public offering of Ordinary Shares in 1994;

"Issue Date"                 means such date as is agreed in writing between the
                             Company, TINTA, MediaOne and Cox and, failing agreement, the day falling 14 days after the later of the first closing date of the Offer and the date the Offer becomes or is declared wholly unconditional (or if not a business day, the next preceding day);

"MediaOne"                   means MediaOne, Inc., a Delaware corporation (to be
                             renamed MediaOne Group, Inc.);

"MediaOne Cable Conversion
Shares" means a number of Preference Shares equal to the product of the number of TW Holdings Conversion Shares multiplied by the number of Preference Shares held by MediaOne Cable and divided by the total number of TW Holdings Preference Shares, any fraction being rounded up;

"MediaOne Group"             means MediaOne Holdings and its Affiliates from
                             time to time or any Person or group of Persons within the meaning given to the expression
                             "MediaOne Group" in the New Articles;

"MediaOne Shareholder"       means each of MediaOne UK and MediaOne Cable
                             (whilst it is a member of the MediaOne Group and a

                             Shareholder) and/or any Shareholder who is a member of the MediaOne Group for the time being;

"MediaOne UK Conversion
Shares" means a number of Preference Shares equal to the product of the number of TW Holdings Conversion Shares multiplied by the number of Preference Shares held by MediaOne UK and divided by the total number of TW Holdings Preference Shares, any fraction being rounded up;

"MPC" means Mercury Personal Communications, a partnership doing business as "One-2-One";

"New Articles"               means the articles of association to be adopted by
                             the Company in the agreed form with effect from the date on which the Offer becomes or is declared wholly unconditional;

"1994 Agreements"            means the Old Shareholders Agreement and the Old
                             Relationship Agreement;

"1995 Agreements"            means the Co-operation Agreement and the Share
                             Dealing Agreement;

"Offer" means the proposed general offer to be made by or on behalf of the Company for the entire issued and to be issued share capital of General Cable in the terms described in the Announcement or on such revised terms as each of MediaOne Holdings, TINTA and Cox may agree by notice to the Company;

"Offer Documents"            means the offer documents and circulars to be sent
                             to shareholders of the Company and/or General Cable and the disclosure documents incorporating UK listing particulars and US proxy solicitation materials to be published in connection with the Offer and the Telewest Open Offer;

"Old Relationship Agreement" means the relationship agreement entered into as of
                             22 November 1994 by and among Old Telewest, TINTA, MediaOne Holdings and the parties to the Old Shareholders' Agreement as amended by an agreement between the same parties as of 19 June 1995 and as further supplemented by an agreement between the same parties and the Company dated 3 October 1995;

"Old Shareholders Agreement" means the shareholders' agreement dated as of 22
                             November 1994 by and between United Artists Cable Television UK Holdings, Inc., UAP-E, MediaOne UK and MediaOne Cable as amended by an agreement between the same parties dated 19 June 1995 and supplemented by a further agreement between the same parties, Old Telewest and the Company dated 3 October 1995;

"Old Telewest"               means Telewest Communications Cable Limited, a
                             company incorporated in England and Wales
                             (registered no. 2883742) whose registered office is at Genesis Business Park, Albert Drive, Woking,
                             Surrey GU21 5RW, England;

"Ordinary Share"             means an ordinary share, 10p par value, of the
                             Company, including any such share represented by an ADS, and wherever this Agreement requires or permits the calculation of a number or percentage of Ordinary Shares in issue held by any Shareholder or Shareholder Group such number or percentage shall include the Pro Rata Shares of that Shareholder or Shareholder Group and, except in the case of clause 10.3, the Ordinary Shares into which any Preference Shares are convertible for the time being (ignoring any prohibition or restriction on the conversion thereof);

"Ownership Interest"         means, with respect to each Person owning an
                             interest in TW Holdings, all of the interests of such Person in TW Holdings (including, without limitation, an interest in the profits and losses of TW Holdings, a capital account interest in TW
                             Holdings and all other rights and obligations of such Person under the TW Holdings Operating
                             Agreement);

"Percentage Ownership"       has the meaning given to that expression in clause
                             10.1;

"Permitted Demerger"         means a distribution in specie, share dividend,
                             spin off, demerger or similar transaction resulting in one or more Affiliates of the transferor owning
                             80 per cent. or more of the Ordinary Shares owned by the transferor immediately prior to such transaction;

"Person" means an individual, corporation, general or limited partnership, limited or unlimited liability company, trust, association, unincorporated organisation, government or any authority, agency or body thereof, or other entity;

"Preference Share"           means a convertible preference share, 10p par
                             value, of the Company;

"Private Transfer"           means the Transfer of Shares by a Shareholder in a
                             negotiated transaction, rather than through a brokerage transaction effected on a national securities exchange, NASDAQ or the London Stock
                             Exchange;

"Pro Rata Shares"            means, with respect to any Shareholder Group at any
                             time, the number of Ordinary Shares held by TW
                             Holdings attributable to such Shareholder Group being:

                             (a) in the case of the MediaOne Group and the TINTA Group, the product rounded to the nearest whole number of (x) the sum of the number of Ordinary Shares owned by TW Holdings less the number of such shares in which another Shareholder Group has a beneficial interest as of such time, multiplied by (y) the aggregate percentage Ownership Interest in TW Holdings, expressed as a decimal, held by members of such Shareholder Group as at such time; and

                             (b) in the case of the Cox Group, the Ordinary Shares owned by TW Holdings in which any member of the Cox Group has a beneficial interest;

"Public Transfer"            means the Transfer of Shares by a Shareholder
                             through a brokerage transaction effected on a national securities exchange, NASDAQ or the London
                             Stock Exchange, including a Private Transfer to a broker in anticipation of a Public Transfer to be effected by that broker;

"Qualifying Group"           has the meaning given to that expression in clause
                             10.1;

"Relevant Person"            means a director, officer or employee of any of
                             TINTA, MediaOne Holdings, SBCI or Cox or their respective Affiliates;

"Required  Consent"          has the meaning given to that expression in clause
                             6.2;

"SBC Group"                  means SBCI and its Affiliates from time to time;

"SBC Shareholder"            means SBIHUK-1 (whilst it is a member of the SBC
                             Group and a Shareholder) and/or any Shareholder who is a member of the SBC Group for the time being;

"SBIHUK-2"                   Southwestern Bell International Holdings (UK-2)
                             Corporation (which has merged with and into SBIHUK-1);

"Share Dealing Agreement"    means the share dealing agreement dated 3 October
                             1995 and made between Cox, CUK, SBCI, SBIHUK-1,
                             SBIHUK-2, TINTA, MediaOne Holdings and the
                             Company/Old Telewest;

"Shareholders"               means each of MediaOne UK, MediaOne Cable, UAP-E,
                             CUK and SBIHUK-1 and each Person who acquires
                             Shares and becomes a party to this Agreement by completing, executing and delivering a deed of adherence in accordance with clause 26.2, for so long as it holds any Shares or owns any Shares and remains a party to this Agreement;

"Shareholder Group"          means any of the Cox Group, the SBCI Group, the
                             TINTA Group or the MediaOne Group;

"Shares"                     means the Ordinary Shares and the Preference
                             Shares;

"Subscription Agreement"     means the subscription agreement of today's date
                             between TINTA, MediaOne, Cox and the Company relating to the Telewest Open Offer;

"TCI" means Tele-Communications, Inc., a Delaware corporation;

"Telewest Group"             means the Company and every Person Controlled by
                             the Company;

"Telewest Open Offer"        means the open offer proposed to be made on behalf
                             of the Company in connection with the Offer as more particularly described in the Subscription
                             Agreement;

"TINTA Group"                TINTA and its Affiliates from time to time or any
                             Person or group of Persons within the meaning given to the expression "TINTA Group" in the New
                             Articles;

"TINTA Shareholder"          means UAP-E (whilst a member of the TINTA Group and
                             a Shareholder) and/or any Shareholder who is a member of the TINTA Group for the time being;

"Trading Day"                means each Monday, Tuesday, Wednesday, Thursday and
                             Friday other than a day on which securities are not traded on the applicable exchange or market;

"Transfer"                   means, in relation to any Shares, to sell, assign,
                             pledge, grant a security interest in, or otherwise dispose of such shares or any legal or beneficial interest therein or agree to do any of the foregoing;

"TWE"                        means Time Warner Entertainment Company, L.P.;

"TW Holdings"                means TW Holdings, L.L.C., a Colorado limited
                             liability company;

"TW Holdings Conversion
Shares"                      has the meaning given to that expression in clause
                             5.2.5;

"TW Holdings Operating
Agreement"                   means the amended and restated operating agreement
                             of TW Holdings to be entered into in the agreed form;

"TW Holdings Preference
Shares" means the Preference Shares held by MediaOne Cable, MediaOne UK and UAP-E and owned by TW Holdings at the date hereof;

"UAP-E Conversion Shares"    means a number of Preference Shares equal to the
                             product of the number of TW Holdings Conversion
                             Shares multiplied by the number of Preference
                             Shares held by UAP-E and divided by the total number of TW Holdings Preference Shares, any fraction being rounded up;


         "United Kingdom"    means England, Wales, Scotland and Northern
          or "UK"            Ireland, as their territories and boundaries exist
                             on the Issue Date;

         "Wireless           means any voice or data telecommunications
         Telephony"          transmission service which operates by means
                             of radiowave, microwave, cellular or other similar technology as part of a licensed mobile communications system or personal communications network.

1.2      In this Agreement unless indicated to the contrary,  a reference to:

1.2.1 a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party;

1.2.2 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Agreement and any subordinate legislation made under the statutory provision whether before or after the date of this Agreement;

1.2.3 a Person includes a reference to that Person's legal personal representatives, successors and lawful assigns;

1.2.4 a clause or schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement; and

1.2.5 a document is a reference to that document as from time to time supplemented or varied.

1.3      The headings in this Agreement do not affect its interpretation.


2.       CONDITIONS

2.1 The provisions of this Agreement (other than this clause 2 and clauses 5.1(a) and (c) and 15 and those provisions relevant to the interpretation or enforcement of clauses 2, 5.1(a) and (c), 5.5 and 15) are conditional upon the following conditions being satisfied, or waived by notice by each of MediaOne Holdings, TINTA and Cox to the
         Company:

2.1.1 the publication of the Announcement through the Regulatory News Service of the London Stock Exchange on the date of this Agreement (or such later time and/or date as MediaOne Holdings, TINTA and Cox may agree in writing); and

2.1.2 the formal document containing the Offer having been posted to holders of General Cable shares by 30 June 1998 (or such later time and/or date as MediaOne Holdings, TINTA and Cox may agree in writing) and the Offer being declared unconditional in all respects on or before 15 September 1998.

2.2 The Company agrees with MediaOne Holdings, TINTA and Cox not to declare the Offer unconditional unless the Resolutions (as defined in the Subscription Agreement), including the following shareholders resolutions have been passed at a duly convened and held general meeting of the Company on or before 15 September 1998 and such resolutions remain in full force and effect:

2.2.1 to approve this Agreement in accordance with Chapter 11 of the Listing Rules of the London Stock Exchange;

2.2.2 to increase the Company's ordinary share capital and for a period of five years to authorise the Directors under section 80 of the Companies Act 1985 to allot Ordinary Shares and to the extent necessary to disapply section 89 of the Companies Act 1985 to allow for the consummation of the Telewest Open Offer and the Offer and the issue of Ordinary Shares upon the exercise, conversion or exchange of the options, rights and securities (other than issued Ordinary Shares) comprised in the Fully Diluted Ordinary Shares; and

2.2.3    to adopt the New Articles.

2.3 If at any time any party becomes aware of a fact or circumstance that might prevent a condition set out in clause 2.1 being satisfied, it shall immediately inform the other parties.

2.4 If a condition set out in clause 2.1 has not been satisfied or waived in accordance with clause 2.1 on or before 29 September 1998 or becomes incapable of satisfaction or the Offer lapses or is withdrawn, this Agreement shall terminate and each party's further rights and obligations shall cease upon such termination, provided that termination shall not affect a party's accrued rights and obligations at the date of termination.

2.5 Each party shall use all reasonable endeavours to facilitate the preparation, filing and circulation of all documents required by applicable laws and competent authorities to be prepared, filed and circulated by the Company or General Cable in connection with the Offer and the Telewest Open Offer (including the provision to the Company of information relating to its Shareholder Group that is reasonably requested by the Company for inclusion therein).

2.6 SBCI and SBIHUK-1 undertake to MediaOne Holdings, TINTA and Cox that they shall not, and shall procure that their Affiliates will not, take up any rights under the Telewest Open Offer or otherwise acquire any Shares or any interest in any Shares prior to the Issue Date.

3.       REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

         Each party represents, warrants and undertakes to each other party (other than a member of the same Shareholder Group), as of the date of execution of this Agreement, as follows:

3.1 it is duly organised or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

3.2 it has full power and authority to conduct its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement and the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement have been duly authorised by all necessary corporate or partnership action;

3.3 the obligations expressed to be undertaken by it under this Agreement are legal, valid and binding upon it, except as validity, binding effect and the enforceability may be subject to or limited by bankruptcy, insolvency, reorganisation, moratorium and other similar laws relating to or affecting the rights of creditors generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity;

3.4 the execution and delivery of this Agreement by it and compliance by it with the provisions of this Agreement will not violate, result in any breach of, constitute a default under or require a consent or waiver under its certificate of incorporation, articles of incorporation, bylaws, memorandum and articles of association, operating agreement or partnership agreement, as the case may be, or any indenture, lease, agreement or instrument to which it is a party or by which it or any of its property may be bound, or under any decree, judgment, order, statute, legal principle, rule or regulation applicable to it, other than any violation, breach or default that would not have an adverse effect on the performance by it of the terms of this Agreement;

3.5 it has obtained, made or given all material authorisations, orders, approvals, consents, registrations, filings and notices required to be obtained, made or given by it from, with or to any Person with respect to entering into this Agreement.


4.       DIRECTORS

4.1      As at the date hereof the Board comprises:

         A.G. Ames (Chairman) (appointed by MediaOne)

         A.W.P Stenham (Deputy Chairman)

         D.R. Van Valkenburg (acting Chief Executive)

         C.J. Burdick (Finance Director)

         Lord Borrie QC

         S. Brett (appointed by TINTA)

         D. Evans (appointed by TINTA)

         J.O. Robbins (appointed by Cox)

         R.W. Shaner (appointed by SBCI)

4.2 The Company shall convene a meeting of the Board to be held upon the Offer becoming or being declared unconditional in all respects at which the parties shall use all reasonable endeavours, subject to the agreement of terms, to ensure that a resolution is passed to appoint an executive director of General Cable nominated by General Cable as an executive Director.

4.3      Any Director appointed by the Cox Group to the Board in accordance with article 72.4 of the New Articles shall, if not a director, officer or employee of Cox or an Affiliate of Cox, not be appointed until Cox shall have received the prior written consent of the Board to such appointment (such consent not to be unreasonably withheld or delayed).

4.4      Any Director appointed by the SBC Group to the Board in accordance with article 72.3 of the New Articles shall, if not a director, officer or employee of SBCI or an Affiliate of SBCI, not be appointed until SBCI shall have received the prior written consent of the Board to such appointment (such consent not to be unreasonably withheld or delayed).

4.5 Notwithstanding the right of the TINTA Group to appoint a director to the Audit Committee in accordance with article 97 of the New Articles it hereby agrees with the Company that it will not do so whilst the Cox Group and the SBC Group have the right to so appoint a director to the Audit Committee.

4.6 For so long as the TINTA Group foregoes its right to appoint a director to the Audit Committee in accordance with article 97 of the New Articles, the Company hereby agrees with the TINTA Group that it will allow the TINTA Group to appoint an observer to the Audit Committee in the same manner as the Cox Group and the SBC Group have the right to so appoint an observer to Committees pursuant to article 97 of the New Articles.

4.7 The Directors other than the MediaOne Designated Directors or the TINTA Designated Directors or the Cox Designated Director or the SBC Designated Director or the CGE Designated Director (each as defined in the New Articles) shall be appointed by the board or the Company in general meeting provided that each such appointee shall be a person reasonably acceptable to the MediaOne Designated Directors for so long as the MediaOne Group is a Qualifying Group and the TINTA Designated Directors for so long as the TINTA Group is a Qualifying Group.

5.       CLOSING

5.1 The Company shall (a) not issue any Ordinary Shares to the General Cable shareholders pursuant to the Offer prior to the Issue Date, (b) issue on the Issue Date those Ordinary Shares due to be allotted to General Cable shareholders from whom valid acceptances are received on or before the date when the Offer is declared wholly unconditional, after the conversion of the Preference Shares in accordance with clause
         5.2 and after the allotment and issue of all the Ordinary Shares offered under the Telewest Open Offer (other than any Ordinary Shares not subscribed for by any party in accordance with the Subscription Agreement), and (c) not increase the Fully Diluted Ordinary Share capital prior to the Issue Date otherwise than pursuant to the Telewest Open Offer, the Offer or the Subscription Agreement.

5.2 Not later than the day preceding the Issue Date the Company shall calculate and notify MediaOne Holdings, TINTA and Cox of:

5.2.1 the number of Ordinary Shares TW Holdings, MediaOne Holdings, TINTA and their Affiliates will hold on the Issue Date on the basis of the Assumptions (before any conversions pursuant to clauses 5.3 and 5.4 below and before any transfer of Ordinary Shares by Cox to TW Holdings) (the "Basic TW Holdings Shares");

5.2.2 the number of Ordinary Shares which will represent 50.1 per cent. of all of the Ordinary Shares in issue on the Issue Date on the basis of the Assumptions (before any of the conversions pursuant to clauses
         5.3 and 5.4 below and before any transfer of Ordinary Shares by Cox to TW Holdings) (the "Basic 50.1 per cent. Shares");

5.2.3 the number of Ordinary Shares which CUK will hold on the Issue Date on the basis of the Assumptions (before any of conversions pursuant to clauses 5.3 and 5.4 below and before any transfer of Ordinary Shares by Cox to TW Holdings) (the "Basic Cox Shares");

5.2.4 (if the Basic 50.1 per cent. Shares exceed the sum of the Basic TW Holdings Shares and the Basic Cox Shares) the number of Preference Shares (if any) required to be converted on the Issue Date (the "First Conversion Shares"), being the number required to ensure that TW Holdings and CUK will own 50.1 per cent. of the Telewest Ordinary Shares in issue on the basis of the Assumptions and on the basis of the First Conversion Shares having been converted;

5.2.5 if applicable, the allocation of the First Conversion Shares between TW Holdings (the "TW Holdings Conversion Shares") and CUK (the "Cox Conversion Shares") on the basis that:

         (a) if it would be possible for a number of Preference Shares owned by TW Holdings equal to the number of First Conversion Shares to be converted on behalf of TW Holdings whilst leaving TW Holdings owning 50.1 per cent. of the Preference Shares remaining in issue, the TW Holdings Conversion Shares shall equal all the First Conversion Shares; and

         (b) otherwise the First Conversion Shares shall be allocated between TW Holdings and CUK so that following conversion of the TW Holdings Conversion Shares and the Cox Conversion Shares TW Holdings will own exactly 50.1 per cent. of the Preference Shares remaining in issue;

5.2.6 the number of MediaOne Cable Conversion Shares, MediaOne UK Conversion Shares and the UAP-E Conversion Shares; and

5.2.7 the number of Ordinary Shares which CUK has agreed with TW Holdings, MediaOne Holdings and TINTA to transfer to TW Holdings before the issue of Ordinary Shares to General Cable shareholders in accordance with clause 5.1(b) (the "Cox Transfer Shares"), in the case of there being no First Conversion Shares being the number by which the Basic 50.1 per cent. Shares exceed the Basic TW Holdings Shares and in the case of there being First Conversion Shares being the sum of the Basic Cox Shares plus the Cox Conversion Shares (if any).

5.3 If any First Conversion Shares are allocated to TW Holdings in accordance with clause 5.2.5, each of MediaOne UK, MediaOne Cable and UAP-E hereby exercises its right to convert the MediaOne UK Conversion Shares, MediaOne Cable Conversion Shares and UAP-E Conversion Shares respectively and the Company shall convert such shares on the Issue Date (which shall be the "conversion date" for such shares for the purposes of the New Articles) before the issue of the Ordinary Shares to General Cable shareholders in accordance with clause 5.1(b) and after the allotment and issue of all the Ordinary Shares offered under the Telewest Open Offer (other than any Ordinary Shares not subscribed for by any party in accordance with the Subscription Agreement), and article 4.7 of the New Articles shall not apply to such conversion.

5.4 CUK hereby exercises its right to convert the Cox Conversion Shares and the Company shall convert such shares on the Issue Date (which shall be the "conversion date" for such shares for the purposes of the New Articles) before the issue of the Ordinary Shares to General Cable shareholders in accordance with clause 5.1(b) and after the allotment and issue of all the Ordinary Shares offered under the Telewest Open Offer (other than any Ordinary Shares not subscribed for by any party in accordance with the Subscription Agreement), and article 4.7 of the New Articles shall not apply to such conversion.

5.5 If at any time any holder or holders of Preference Shares exercise(s) its or their right to convert any number of Preference Shares on a particular conversion date each Shareholder within the MediaOne Group, the TINTA Group and the Cox Group shall be treated as having exercised its right to convert its entire holding of Preference Shares for the time being on the same conversion date. Article 4.7 of the New Articles shall apply to such conversions accordingly and all the Preference Shares converted on such date shall be converted simultaneously.

5.6 The Company shall use all reasonable efforts to ensure that all the Ordinary Shares arising from conversion of the Preference Shares are admitted to the Official List by the London Stock Exchange.


6.       MATTERS REQUIRING CONSENT

6.1 For so long as the MediaOne Group or the TINTA Group hold 15 per cent. or more of the Ordinary Shares in issue for the time being and from time to time (ignoring any Ordinary Shares issued after the date hereof pursuant to or for the purposes of share options), the Company shall not and shall procure that none of its subsidiary undertakings will do, or agree to do, any of the following things without the Required Consent and no Shareholder shall knowingly acquiesce in the doing thereof without the Required Consent:

6.1.1 any material acquisition or disposal outside the ordinary course of the business of the Telewest Group, and for these purposes an acquisition or disposal shall be deemed material and outside the ordinary course of the business of the Telewest Group if it represents a class 2 transaction under the Listing Rules of the London Stock Exchange or the Company intends in any event to announce the acquisition or disposal;

6.1.2 incur any borrowings or indebtedness in the nature of borrowings after (otherwise than under a facility or agreement entered into before) this Agreement becomes unconditional which when aggregated with any borrowings or indebtedness in the nature of borrowings of the Telewest Group so incurred and outstanding at the time being (ignoring intra-group borrowings and indebtedness and borrowings or indebtedness under any facility or agreement for which the Required Consent has already been obtained) exceeds (pound)50 million or, after this Agreement becomes unconditional, grant any security interests in any assets which, when aggregated with other assets of the Telewest Group over which security interests are granted after this Agreement becomes unconditional (ignoring any security interests for which the Required Consent has already been obtained), together have a Fair Market Value of (pound)50 million or more, or agree to any material amendment, supplement or variation of the terms of any borrowings, indebtedness in the nature of borrowings or security interests;

6.1.3 allot or issue any shares or securities convertible into or exchangeable for shares or grant any options or rights to subscribe for shares or any such securities (other than the issue of Ordinary Shares pursuant to clause 10 and pursuant to the Telewest Open Offer and the Offer and the conversion of Preference Shares and any issue of shares pursuant to the exercise of any option (to the extent required under its terms to be met by an issue of new shares rather than a transfer of existing shares) or the conversion or exchange of any security granted or issued prior to today's date or with the Required Consent after the date on which this Agreement becomes unconditional);

6.1.4    appoint or remove the Chief Executive Officer of the Company; or

6.1.5 increase the number of Directors holding office for the time being beyond 14.

6.2 For the purposes of clause 6.1, "Required Consent" means prior consent by notice to the Company from:

6.2.1 the MediaOne Group, for so long as the MediaOne Group holds or owns in aggregate 15 per cent. or more of the Ordinary Shares in issue for the time being; and

6.2.2 the TINTA Group, for so long as the TINTA Group holds or owns in aggregate 15 per cent. or more of the Ordinary Shares in issue for the time being.


7.       VOTING AGREEMENT AMONG TINTA GROUP AND U S WEST GROUP

7.1 Subject to clause 7.3 the MediaOne Shareholders and the TINTA Shareholders undertake to one another that they shall exercise the voting rights attached to the Ordinary Shares owned by them and shall cause the Directors nominated by them to vote (subject to their fiduciary duties as Directors of the Company) in all matters in such manner as shall be agreed upon by the TINTA Shareholders and the MediaOne Shareholders provided that if the TINTA Shareholders or the MediaOne Shareholders (or the directors nominated by them respectively) have a conflict of interest in any matter, they shall abstain and the others may vote on such matter as they deem appropriate.

7.2 If the TINTA Shareholders and the MediaOne Shareholders cannot agree on any matter within a period of 10 days after the matter is first presented for decision, the matter in dispute shall be referred to the Chief Executive Officers of the ultimate parent companies of the TINTA Shareholders and the MediaOne Shareholders (or other representatives designated by each of such Shareholder Groups) and the decision of such officers shall be final and binding. If those officers cannot agree on any matter presented to them prior to the earlier of the date the vote is to be taken or five days after the matter is first submitted to them, voting shall occur in such manner that would be most likely to continue the status quo, without materially increasing the Company's financial obligations or materially deviating from its approved budget and business plan.

7.3 Clauses 7.1 and 7.2 shall cease to apply if after 31 December 1999 the TINTA Group or the MediaOne Group so elect by notice given to the other following the disposal by the other after the date hereof of more than 43 million Ordinary Shares (through one or more transactions) otherwise than to an Affiliate or pursuant to a Permitted Demerger or a transfer permitted by clause 8.3.2.

7.4 Subject to clause 7.8, each TINTA Shareholder and MediaOne Shareholder shall exercise its voting rights attached to the Ordinary Shares owned by it (and its rights under the TW Holdings Operating Agreement in respect of the voting rights attached to the Ordinary Shares held by TW Holdings) and shall make reasonable efforts to ensure that (subject to their fiduciary duties) its appointees on the Board conduct themselves, in such a way that:

7.4.1    the terms of this Agreement are implemented in full; and

7.4.2 no amendments to the New Articles shall be effected which would be contrary to the maintenance of the Company's independence from the TINTA Group and the MediaOne Group.

7.5 Subject to clause 7.8, each TINTA Shareholder and MediaOne Shareholder agrees with the Company not to use its voting rights attached to the Ordinary Shares owned by it (other than its rights arising under article 72 of the New Articles) (and to exercise its rights under the TW Holdings Operating Agreement in respect of the voting rights attached to the Ordinary Shares held by TW Holdings) to vote in favour of the appointment of a person to the Board who is an employee, partner or officer of, or has a material consultancy with, any member of the TINTA Group or the MediaOne Group.

7.6 Subject to clause 7.8, if any transaction, arrangement or agreement (or amendment thereto) to which the Telewest Group is a party or proposes to be a party gives rise to a conflict between the interests of the TINTA Group or the MediaOne Group and the interests of the Telewest Group, the prior approval of the Board consisting solely of the Independent Directors and the Directors appointed by the MediaOne Group (in the case of an arrangement with the TINTA Group) or by the TINTA Group (in the case of an arrangement with the MediaOne Group) shall be required before the Telewest Group can proceed with the transaction, arrangement or agreement (or amendment thereto), as the case may be.

7.7 Subject to clause 7.8, any transactions, agreements or arrangements (including trading arrangements) between any member of the TINTA Group or the MediaOne Group and the Telewest Group shall be at arm's length on a normal commercial basis and will be subject to the prior approval of the Board consisting solely of Independent Directors and the Directors appointed by the MediaOne Group (in the case of an arrangement with the TINTA Group) or by the TINTA Group (in the case of an arrangement with the MediaOne Group).

7.8 Clauses 7.4, 7.5, 7.6 and 7.7 shall only apply for so long as the MediaOne Group and the TINTA Group continue to be the Controlling Shareholder of the Company.


8.       RESTRICTIONS ON TRANSFERS BY TINTA GROUP AND U S WEST GROUP

8.1 Subject to clause 8.3, the MediaOne Shareholders undertake to TINTA that the MediaOne Group shall not Transfer any Shares to any Person on or before 31 December 1999.

8.2 Subject to clause 8.3, the TINTA Shareholder undertakes to MediaOne Holdings that the TINTA Group shall not Transfer any Shares to any Person on or before 31 December 1999.

8.3      The restrictions contained in clauses 8.1 and 8.2 shall not apply:

8.3.1 to the Transfer of Shares to an Affiliate of the transferor if such Affiliate first complies with clause 26.2 (and for such purpose an entity jointly controlled by the TINTA Group and the MediaOne Group shall be deemed an Affiliate of each such Group); or

8.3.2 to the Transfer of Shares with the written consent of the TINTA Group (in the case of a Transfer by the MediaOne Group) or the MediaOne Group (in the case of a Transfer by the TINTA Group) provided that such Shareholder Group approves (in its sole discretion) the identity of the transferee and, if the transferee becomes a member of the MediaOne Group or the TINTA Group, the transferee first complies with clause 26.2; or

8.3.3    to the Transfer of Ordinary Shares pursuant to a Permitted Demerger.

8.4 Any attempted Transfer of Shares contrary to the requirements of this clause 8 shall be void and as such shall not be registered by the Company.


9.       RIGHTS OF FIRST OFFER, RIGHTS OF FIRST REFUSAL AND CHANGE OF CONTROL

9.1      TCI and MediaOne rights of first offer

9.1.1    Clauses 9.1.2 to 9.1.7 shall not apply:

         (a)      to any Public Transfer by the Cox Group or the SBC Group;

         (b) to any Transfer of shares or other equity in a holding company of the Shareholder where the Shares remain Controlled by the Cox Group or the SBC Group (as the case may be);

         (c) to any Transfer of shares to a transferee who is a member of the same Shareholder Group as the transferor or, in the case of a Transfer by the SBC Group, is a member of the Cox Group or, in the case of a Transfer by the Cox Group, is a member of the SBC Group and who, prior to the Transfer taking effect, duly completes, executes and delivers to the Company a deed of adherence in the form set out in Schedule 2;

         (d) to any Transfer accepting a third party offer for all the shares of the Company (including giving an irrevocable undertaking to accept such an offer);

         (e) to any Transfer selling shares to a bona fide third party offeror for all the Shares of the Company; or

         (f) to any Transfer pursuant to an offer by either the SBC Group or the Cox Group for all the shares of the Company,

         but shall apply to all Transfers including, without limitation, involuntary Transfers such as a Transfer pursuant to a foreclosure sale and Transfers of any shares or other equity in a holding company of the Shareholder whereby the Shares cease to be Controlled by the SBC Group or the Cox Group (as the case may be) or whereby the SBC Group or the Cox Group (as the case may be) dispose of any Person of which the Shares directly or indirectly held by such Person represent 50 per cent. or more of the assets of such Person.

9.1.2 If at any time the Cox Group or the SBC Group (as relevant, the "Seller") have decided to Transfer all (or some) of its Shares ("Sale Shares") other than to any Person in accordance with clause 9.1.1, the Seller shall first give a written notice ("Sale Notice") to the Board on behalf of the Company and to TINTA and MediaOne Holdings (each of TINTA and MediaOne Holdings being a "Relevant Purchaser"). The Seller and each Relevant Purchaser shall meet and shall enter into good faith negotiations and use their best efforts to agree a price at which, and the proportions in which, all of the Sale Shares will be sold to all or some of them. If the Seller and the Relevant Purchasers are not able to agree any such price and proportions within a period of 30 days after the date of the Sale Notice, the Seller shall be entitled, within 5 days after the expiry of such period, to serve a further written notice (a "Transfer Notice") on the Relevant Purchasers, inviting the Relevant Purchasers to offer to purchase or procure the purchase of all of the Sale Shares as provided below in clause 9.1.3.

9.1.3 The Relevant Purchasers shall have the right to offer to purchase or procure the purchase of all of the Sale Shares (in such proportions as may be agreed between them) by giving notice to the Seller within 20 days of receipt of the Transfer Notice (the "Acceptance Period") which notice (the "Offer Notice") shall specify the price (the "Offer Price") at which, and the proportions in which, they are prepared to purchase or procure the purchase of all the Sale Shares. The Relevant Purchasers shall not be entitled to give separate Offer Notices and any such separate Offer Notices received shall be deemed to be invalid.

9.1.4 On receipt of an Offer Notice in respect of the Sale Shares, the Seller shall within 10 days after the Acceptance Period serve a written notice on each Relevant Purchaser either unconditionally accepting or unconditionally refusing the offer comprised therein.

9.1.5 If the Seller accepts the offer contained in any Offer Notice pursuant to clause 9.1.3:

         (a) subject to sub-paragraph (b) the Relevant Purchasers shall become bound (in the proportions specified in the Offer Notice) to purchase or procure the purchase of, and the Seller shall become bound to sell all of, the Sale Shares at the Offer Price; and

         (b) completion of the sale and purchase of the Sale Shares shall take place in accordance with clause 9.4.

9.1.6    If:

         (a)      following service of a Transfer Notice pursuant to clause
                  9.1.2 the Relevant Purchasers do not serve a valid Offer Notice in respect of all of the Sale Shares; or

         (b) the Seller does not accept the offer contained in any Offer Notice pursuant to clause 9.1.3; or

         (c) the Relevant Purchasers have not completed the purchase of the Sale Shares in accordance with clause 9.4,

         the Seller shall be entitled to Transfer the Sale Shares to one or more third party purchasers (the "Third Party Purchasers") at any price (in a case within paragraph (a) or (c) above) or at a price being not less than the Offer Price which was not accepted (in a case within paragraph
         (b) above) provided that in each such case the Transfer shall be completed (subject to registration) within a period of 90 days after the date of the Transfer Notice. For such purposes, in respect of any Preference Shares comprising Sale Shares closing will be deemed to have taken place upon the delivery to the registrars for the time being of the Company by a Third Party Purchaser of a valid conversion notice in accordance with article 4.6 of the New Articles.

9.1.7 If the Seller is unable to complete (or procure the completion of) the Transfer of the Sale Shares to a Third Party Purchaser within the period specified in clause 9.1.6 it shall not be entitled to transfer any of the Sale Shares to a Third Party Purchaser otherwise than in accordance with the foregoing provisions of this clause 9.1 following service of a further Transfer Notice or Sale Notice as relevant.

9.2      Rights of first refusal between the TINTA Group and the MediaOne Group

9.2.1 Clauses 9.2.2 to 9.2.7 shall not apply to any Transfer by a Shareholder to an Affiliate of that Shareholder or to any Transfers pursuant to a Permitted Demerger (provided that any transferee who is or becomes a member of the same Shareholder Group as the transferor, first duly completes, executes and delivers to the Company a deed of adherence in the form set out in Schedule 2).

9.2.2 Subject to clause 9.2.1, a TINTA Shareholder or MediaOne Shareholder desiring to make a Transfer of Shares (the "Seller") shall first make a written offer (the "Offer") to sell such Shares to the MediaOne Group or the TINTA Group respectively (the "Relevant Purchaser") on the same terms and conditions on which the Seller proposes to Transfer the Shares. If the proposed Transfer is a Public Transfer, the Seller shall give notice to the Relevant Purchaser stating the number of Shares it proposes to Transfer and that such Shares will be sold to the Relevant Purchaser at a price per Share equal to the average of the Closing Prices for six Trading Days comprising the three Trading Days prior to and including the date that any notice is sent pursuant to clause 9.2.3 and the three Trading Days following the date of such notice. If the proposed Transfer is a Private Transfer, such offer shall state the price and the other terms and conditions of the proposed Transfer and shall be accompanied by a copy of the offer from the proposed transferee. The price as so determined or stated in the Seller's notice shall be the "Offer Price". The foregoing notwithstanding, the Seller may withdraw the Offer without liability to the Relevant Purchaser hereunder if the Offer Price, determined with respect to any Public Transfer, is less than 90 per cent. of the Closing Price on the date of the Offer (or if such date is not a Trading Day, on the immediately preceding Trading Day).

9.2.3 The Relevant Purchaser shall have the right for a period of 30 days after receipt of the Offer to elect to purchase all, but not less than all, of the Shares offered at the Offer Price (less, in case of a proposed Public Transfer, any underwriting or sales commission or discount that would have been paid in the proposed Public Transfer) by giving written notice of acceptance to the Seller within that period. If the Relevant Purchaser does not elect to purchase all the Shares offered, the Seller may Transfer the offered Shares pursuant to the terms disclosed under clause 9.2.2 which, in the case of a Private Transfer, shall be at a price equal to or greater than the Offer Price. If the offered Shares are not Transferred within 90 days after the Relevant Purchaser's option period expires, a new offer shall be made to the Relevant Purchaser before any Transfer is made.

9.2.4 If in the case of a Private Transfer, a third party's offer involves consideration other than immediate payment of cash at closing, the Relevant Purchaser may pay the Fair Market Value of such other consideration, as determined by agreement between the Seller and the Relevant Purchaser, in cash. If they cannot agree on such cash equivalent within seven days after the Relevant Purchaser gives notice of its election to purchase the offered Shares, the Relevant Purchaser may, by written notice to the Seller, initiate appraisal proceedings under clause 9.2.5 for determination of the Fair Market Value of such consideration. The Fair Market Value shall be determined without regard to income tax consequences to the Seller as a result of receiving cash in lieu of other consideration. Once the Fair Market Value is determined, (i) the Relevant Purchaser, in its sole discretion, may elect either to purchase the Shares in cash by giving notice of such election to the Seller within 10 days after receipt of the appraiser's decision or to withdraw its acceptance of the Offer, and (ii) the Seller may in its sole discretion withdraw the Offer provided that in such case it may not Transfer such Shares pursuant to the proposed Private Transfer.

9.2.5 Any appraisal of the Fair Market Value of consideration shall be made by an appraiser jointly appointed by the TINTA Group and the MediaOne Group to make such determination. If the parties fail to agree on an appraiser within 20 days after receipt of the notice requiring or permitting an appraisal of Fair Market Value, each of the TINTA Group and the MediaOne Group shall appoint one appraiser, which shall be an investment banking firm of national repute. The two appraisers so selected shall each make an appraisal of Fair Market Value within 30 days after their selection. If such determinations vary by 20 per cent. or more of the higher determination, the two appraisers shall select a third appraiser with similar qualifications which shall make its determination of such Fair Market Value within 30 days after its selection. Such third appraiser shall not be informed of or otherwise consider the appraisals of the other two in reaching its determination. The Fair Market Value shall be the average of the two closest values if three appraisals are made or, if the determinations of the first two appraisers vary by 20 per cent. or less of the higher of such two determinations, the average of those two determinations. If any Shareholder Group fails to appoint an appraiser as required hereunder, the other Shareholder Group may refer the matter to the American Arbitration Association, which shall promptly appoint an appraiser hereunder on behalf of the Shareholder Group failing to make such appointment. Appraisers appointed under this clause 9.2.5 shall act as experts and not as arbitrators and, absent fraud or manifest error, the determination of an appraiser or appraisers hereunder shall be binding on the parties.

9.3      Change in Control of TINTA or MediaOne

         If at any time there is an involuntary Change in Control with respect to MediaOne Holdings and its Affiliates or TINTA and its Affiliates, MediaOne Holdings and its Affiliates or TINTA and its Affiliates, as the case may be, experiencing the Change in Control (the "Subject Group") shall give notice to the other group (the "Responding Group") promptly after the Subject Group becomes aware of the Change in Control. If at any time a Subject Group experiences a voluntary Change in Control, the Subject Group shall give notice to the Responding Group promptly after the terms of the Change in Control are set forth in a binding agreement. The Responding Group must within 30 days after its receipt of such notice give notice to the Subject Group either (a) consenting to the Change in Control or (b) stating the price at which the Responding Group is willing to sell all of its Shares to the Subject Group or to buy all of the Subject Group's Shares (the "Quoted Price"). Failure to give notice of such election within the time permitted shall be deemed consent to the Change in Control. If the Responding Group notifies the Subject Group that it does not consent to the Change in Control, the Subject Group must, within 30 days after its receipt of the Responding Group's notice, give notice to the Responding Group of its election to sell all of its Shares to the Responding Group or to buy all of the Responding Group's Shares, in either case at the Quoted Price.

9.4      General transfer provisions

9.4.1 The closing of the purchase of any Shares by the TINTA Group or the MediaOne Group pursuant to clauses 9.1, 9.2 or 9.3 shall take place at the Company's principal offices:

         (a) in the case of clause 9.1, within 60 days after agreement of the price and proportions in which the Sale Shares can be transferred by the Seller pursuant to clause 9.1.2 or within 30 days after acceptance ("Acceptance") by the Seller of the offer contained in any Offer Notice pursuant to clause 9.1.3; and

         (b) in the case of clauses 9.2 and 9.3 on a day specified by the purchaser (other than a Saturday, Sunday or day on which banking institutions in New York are required by law to be closed) which is no more than 90 days after the day of exercise of the relevant purchase option, or, if later, the date on which all necessary consents to such Transfer by governmental authorities shall have been obtained which, in the case of clause 9.1, shall be no later than 30 days from the date of Acceptance. At the closing the Seller shall deliver certificates representing the Shares to be sold free and clear of any lien, charge or encumbrance, duly endorsed or accompanied by stock transfers executed in blank, and such other documents as may be reasonably necessary to effectuate the sale. The Seller shall give customary representations and warranties regarding the title of such shares to the Relevant Purchaser(s). The purchase price (to the extent payable in cash) shall be paid in cash in immediately available funds.

9.4.2 The Relevant Purchaser may rescind its notice of acceptance given pursuant to clause 9.2.3 at any time on or prior to the thirtieth day following the date on which such notice is given (but not thereafter) if (i) prior to the date of such notice of acceptance the Relevant Purchaser had sought in good faith a waiver from the Panel with respect to the application of any provision of Rule 9 of the City Code on Take-overs and Mergers which absent such waiver would require the Relevant Purchaser to offer to purchase all of the outstanding Ordinary Shares, and (ii) such waiver or any shareholder approval required by the Panel has been denied (or has not been granted as of the last day of such rescission period) provided that if the Relevant Purchaser so rescinds its acceptance, the 90 day period referred to in clause 9.4.1(b) shall be extended by the number of days between the date of such acceptance and the date of rescission.

9.4.3 Notwithstanding any other provision of this clause 9, no Person may Transfer any Shares unless it has complied with all applicable legal requirements, including without limitation applicable United States federal and state securities laws. Upon the exercise by a Person of any right to acquire Shares hereunder, the parties shall use commercially reasonable efforts to obtain any necessary consents or approvals of any governmental authorities or other third parties necessary to promptly effect such Transfer.


10.      SPECIFIC RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP LEVEL

10.1     The following definitions are used in this clause 10:

         "15 Per Cent. Group" means each of the following Shareholder Groups:

         (a) the TINTA Group, for so long as the TINTA Group holds 15 per cent. or more of the Ordinary Shares in issue for the time being and from time to time (ignoring any Ordinary Shares issued after the date hereof pursuant to or for the purposes of share options); and

         (b)      the MediaOne Group, for so long as the MediaOne Group holds
                  15 per cent. or more of the Ordinary Shares in issue for the time being and from time to time (ignoring any Ordinary Shares issued after the date hereof pursuant to or for the purposes of share options);

         "Percentage Ownership" means:

         (a) in relation to each 15 Per Cent. Group, issued Ordinary Shares representing 15 per cent. of the Fully Diluted Ordinary Shares; and

         (b) in relation to each 7.5 Per Cent. Group, issued Ordinary Shares representing 7.5 per cent. of the Fully Diluted Ordinary Shares;

         "Qualifying Group" means a 15 Per Cent. Group or a 7.5 Per Cent. Group;

         "Qualifying Shareholder" means a Shareholder within a Qualifying Group;

         "Rights Issue" means an offering of Ordinary Shares or securities convertible into Ordinary Shares or carrying the right to vote at general meetings of the Company's shareholders (whether by way of a rights issue, open offer or otherwise) to holders of Ordinary Shares in the capital of the Company in proportion (as nearly as may be) to their existing holdings of Ordinary Shares but subject to the Directors having a right to make such exclusions or other arrangements in connection with the offer as they deem necessary or expedient:

         (a) to deal with equity securities representing fractional entitlements; and

         (b) provided that such exclusions or arrangements do not affect any Shareholder Group, to deal with legal or practical problems under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory;

         "7.5 Per Cent. Group" means:

         (a) each of the TINTA Group and the MediaOne Group for so long as such group holds 7.5 per cent. or more but less than 15 per cent. of the Ordinary Shares in issue for the time being and from time to time (ignoring any Ordinary Shares issued after the date hereof pursuant to or for the purposes of share options); and

         (b) the Cox Group for so long as the Cox Group holds 7.5 per cent. or more of the Ordinary Shares in issue for the time being and from time to time (ignoring any Ordinary Shares issued after the date hereof pursuant to or for the purposes of share options).

10.2 Subject to clause 6.1.3, the Company shall give notice to each Qualifying Shareholder of any proposed issuance (other than a Rights Issue) of Ordinary Shares or of securities convertible into or exchangeable for Ordinary Shares or carrying the right to vote at general meetings of the Company's shareholders which would (assuming the conversion or exchange of any such convertible securities into or for Ordinary Shares) reduce the number of Ordinary Shares owned by a Qualifying Group below its Percentage Ownership (a "Dilutive Issue").

10.3     Without prejudice to clause 10.4, while (a) TW Holdings holds or owns
         50.1 per cent. or more of the Ordinary Shares in issue for the time being and from time to time, or (b) the MediaOne Group and the TINTA Group together hold or own 50.1 per cent. or more of the Ordinary Shares in issue for the time being and from time to time the MediaOne Shareholders and the TINTA Shareholders (the "MediaOne/TINTA Shareholders") shall have the option to subscribe for that number of Ordinary Shares necessary to permit TW Holdings (in the case of (a) above) and the MediaOne/TINTA Shareholders (in the case of (b) above) to maintain ownership of sufficient issued Ordinary Shares in aggregate as will represent 50.1 per cent. of the Fully Diluted Ordinary Shares immediately following a Dilutive Issue assuming that the Qualifying Shareholders exercise their options under clause 10.4 in full. Each MediaOne/TINTA Shareholder shall, within 15 days after receipt of a notice from the Company to the effect that all conditions to such issuance have been satisfied, notify the Company whether, and to what extent, it wishes to exercise such option and whether it would like to subscribe any surplus Ordinary Shares under option but not taken up in accordance with this clause. If any Ordinary Shares under option under this clause in respect of a particular Dilutive Issue are not taken up in accordance with this clause the Company shall allocate such excess shares to those MediaOne/TINTA Shareholders who requested additional Ordinary Shares and in case of competition for such shares, pro rata to their existing holdings of Ordinary Shares.

10.4 The Qualifying Shareholders within each Qualifying Group shall have the option to subscribe for that number of new Ordinary Shares (in such proportions as they may agree and otherwise among them pro rata according to their respective shareholdings) necessary to permit their Qualifying Group to maintain ownership of sufficient Ordinary Shares to maintain its Percentage Ownership immediately following a Dilutive Issue assuming and provided that such Qualifying Shareholder exercised its option (if any) under clause 10.3 in full. Each Qualifying Shareholder shall, within 15 days after receipt of notice from the Company to the effect that all conditions to such issuance have been satisfied, notify the Company whether, and to what extent, it wishes to exercise such option, which may be exercised in full or in part.

10.5 Prior to exercising their rights under clause 10.4 the MediaOne Group and the TINTA Group agree with each other to consult each other and, if the exercise of their rights to the desired extent may have implications under Rule 9 of the City Code on Takeovers and Mergers, to consult the Panel. If within 10 days of receipt of notice from the Company to the effect that all conditions to the proposed issuance have been satisfied the Panel has not granted or has denied a waiver of all requirements under Rule 9 for the TINTA Group or the MediaOne Group to make a mandatory offer as a result of the exercise of their rights under clause 10.4 or any shareholder approval required by the Panel has not been granted or has been denied and both the MediaOne Group and the TINTA Group wish to exercise their rights under clause 10.4 to an extent which in aggregate would trigger the requirement for a mandatory offer under Rule 9, unless TINTA and MediaOne Holdings otherwise agree, the TINTA Group and the MediaOne Group shall exercise their rights under clause 10.4 only to the maximum extent practicable without triggering any requirement under Rule 9 for a mandatory offer and, in case of competition, pro rata to their then existing holdings of Ordinary Shares.

10.6 Any shares subscribed for by a Qualifying Shareholder pursuant to clause 10.3 or 10.4 shall be subscribed for in cash at a price per share equal to the average Closing Price for the 10 consecutive Trading Days ending on the Trading Day immediately preceding the date of the Dilutive Issue. Such Ordinary Shares shall be issued immediately before the Dilutive Issue which gave rise to the option described in this clause 10.

10.7 The Company will seek statutory authority to allot Ordinary Shares (pursuant to section 80 of the Act) and for the disapplication of the statutory pre-emption rights (pursuant to section 95 of the Act) for a period of five years and hereby agrees to use its reasonable endeavours to renew any and every such statutory authority to allot and for the disapplication of the pre-emption rights thereafter for so long as the Company is obligated by the anti-dilution provision of this clause 10. The Company further undertakes that it shall only increase the Fully Diluted Ordinary Shares if thereafter there is sufficient authorised but unissued share capital for the Company to comply with its obligations pursuant to this clause 10 and also only if there are outstanding and valid a statutory authority to allot (pursuant to section 80 of the Act) and a disapplication of the statutory pre-emption rights (pursuant to section 95 of the Act) in respect of sufficient Ordinary Shares for the Company to comply with its obligations under this clause. The Shareholders undertake to each other and to the Company to vote in favour of any such proposed resolutions.

10.8 The Company shall use all reasonable efforts to ensure that all Ordinary Shares issued pursuant to this clause 10 are admitted to the Official List by the London Stock Exchange.


11.      GENERAL RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP LEVEL

         The Company agrees to use its best efforts, consistent with the interests of shareholders generally, to ensure that any issuance of Shares is done in a manner that provides each Shareholder Group with an opportunity to acquire additional Shares in amounts necessary from time to time to enable them to maintain their percentage Ordinary Share ownership in the Company. The Company shall apply for all such Ordinary Shares to be admitted to the Official List by the London Stock Exchange.

12.      NON-COMPETITION

12.1 Subject to clauses 12.5 and 12.6, MediaOne Holdings undertakes to the Company that (unless the Company, by a vote of directors other than those appointed by the MediaOne Shareholders consents) it will procure that neither MediaOne nor any of its Controlled Affiliates shall, so long as the MediaOne Shareholders have the right to appoint two directors to the Board and for a period of one year after the MediaOne Shareholders cease to have such right:

12.1.1 own directly assets comprising Cable Telephony and Cable Television systems in the United Kingdom (excluding in respect of terrestrial TV) other than through its relationship with the Company and the Company's Affiliates; or

12.1.2 acquire an equity interest in any Person (other than the Company, TWE, Flextech plc, MPC or their Controlled Affiliates) if (a) at the time of such acquisition such Person directly or indirectly through one or more Controlled Affiliates owns any Cable Telephony or Cable Television systems in the UK (excluding in respect of terrestrial TV), unless immediately prior to such acquisition the acquiror and its Controlled Affiliates owned more than 10 per cent. of the outstanding equity interests in such Person, or (b) such acquisition of equity interests is being made pursuant to an agreement or arrangement in which the proceeds of the issuance of such equity interest would be used to acquire or invest in a Cable Telephony or Cable Television system in the UK (excluding in respect of terrestrial TV).

12.2 Subject to clauses 12.5 and 12.6, TINTA undertakes to the Company that (unless the Company, by a vote of directors other than those appointed by the TINTA Shareholders consents) it will procure that neither TCI nor any of its Controlled Affiliates shall, so long as the TINTA Shareholders have the right to appoint two directors to the Board and for a period of one year after the TINTA Shareholders cease to have such right:

12.2.1 own directly assets comprising Cable Telephony and Cable Television systems in the United Kingdom (excluding in respect of terrestrial TV) other than through its relationship with the Company and the Company's Affiliates; or

12.2.2 acquire an equity interest in any Person (other than the Company, Flextech plc, MPC, At Home Corporation, Princes Holdings Limited or their Controlled Affiliates) if (a) at the time of such acquisition such Person directly or indirectly through one or more Controlled Affiliates owns any Cable Telephony or Cable Television systems in the UK (excluding in respect of terrestrial TV), unless immediately prior to such acquisition the acquiror and its Controlled Affiliates owned more than 10 per cent. of the outstanding equity interests in such Person, or (b) such acquisition of equity interests is being made pursuant to an agreement or arrangement in which the proceeds of the issuance of such equity interest would be used to acquire or invest in a Cable Telephony or Cable Television system in the UK (excluding in respect of terrestrial TV).

12.3 Subject to clauses 12.5 and 12.6, Cox undertakes to the Company that (unless the Company, by a vote of directors other than those appointed by Cox consents) neither Cox nor any of its Controlled Affiliates shall, so long as the Cox Group has the right to appoint a director to the Board and for a period of one year after the Cox Group ceases to have such right:

12.3.1 own directly assets comprising Cable Telephony and Cable Television systems in the United Kingdom (excluding in respect of terrestrial TV) other than through its relationship with the Company and the Company's Affiliates; or

12.3.2 acquire an equity interest in any Person (other than the Company, Flextech plc, At Home Corporation, or their Controlled Affiliates) if
         (a) at the time of such acquisition such Person directly or indirectly through one or more Controlled Affiliates owns any Cable Telephony or Cable Television systems in the UK (excluding in respect of terrestrial
         TV), unless immediately prior to such acquisition the acquiror and its Controlled Affiliates owned more than 10 per cent. of the outstanding equity interests in such Person or (b) such acquisition of equity interests is being made pursuant to an agreement or arrangement in which the proceeds of the issuance of such equity interest would be used to acquire or invest in a Cable Telephony or Cable Television system in the UK (excluding in respect of terrestrial TV).

12.4 Subject to clauses 12.5 and 12.6, SBCI undertakes to the Company that (unless the Company, by a vote of directors other than those appointed by SBCI consents) neither SBCI nor any of its Controlled Affiliates shall, so long as the SBC Group has the right to appoint a director to the Board and for a period of one year after the SBC Group ceases to have such right:

12.4.1 own directly assets comprising Cable Telephony and Cable Television systems in the United Kingdom (excluding in respect of terrestrial TV) other than through its relationship with the Company and the Company's Affiliates; or

12.4.2 acquire an equity interest in any Person (other than the Company or its Controlled Affiliates) if (a) at the time of such acquisition such Person directly or indirectly through one or more Controlled Affiliates owns any Cable Telephony or Cable Television systems in the UK (excluding in respect of terrestrial TV), unless immediately prior to such acquisition the acquiror and its Controlled Affiliates owned more than 10 per cent. of the outstanding equity interests in such Person, or (b) such acquisition of equity interests is being made pursuant to an agreement or arrangement in which the proceeds of the issuance of such equity interest would be used to acquire or invest in a Cable Telephony or Cable Television system in the UK (excluding in respect of terrestrial TV).

12.5 Notwithstanding the restrictions set forth in clauses 12.1, 12.2, 12.3 and 12.4 MediaOne Holdings, MediaOne, TCI, TINTA, SBCI, Cox and their respective Controlled Affiliates (each a "Relevant Investor") may acquire and subsequently own assets comprising Cable Television or Cable Telephony systems in the UK if, prior to the Relevant Investor acquiring such assets, it first offers the opportunity to the Company, stating the terms on which the opportunity is available. The Company shall within 30 days after receipt of such notice give notice to the Relevant Investor stating whether it wishes to undertake such opportunity and failure to do so shall be deemed rejection of the right to undertake the opportunity. The directors appointed by the Shareholder Group of which the Relevant Investor is a member ("Relevant Investor Group") shall not vote with respect to any decision by the Company whether to pursue an opportunity offered by the Relevant Investor Group, and if the Relevant Investor Group votes as a shareholder against any means of funding the pursuit of such opportunity which requires shareholder approval (other than a guarantee or similar agreement that would impose an obligation on the Relevant Investor Group), the Relevant Investor Group shall not pursue the opportunity independently. In the event that the Company notifies the Relevant Investor that it does not wish to undertake such opportunity then within a further 180 days of such notification the Relevant Investor may take all necessary actions to enter into agreements relating to such opportunity (on terms no more favourable than those offered to the Company) and to the extent the Relevant Investor does not do so then before entering into such agreements after the expiry of such 180 day period it must first re-offer the opportunity to the Company on the terms set out herein. Except as stated herein, MediaOne, MediaOne Holdings, TCI, TINTA, SBCI, Cox and their Controlled Affiliates shall be free to pursue any other business opportunity anywhere in the world.

12.6 Nothing contained in this clause 12 shall prohibit or otherwise restrict MediaOne, MediaOne Holdings, TCI, TINTA, SBCI or Cox or their respective Affiliates from:

12.6.1 owning or acquiring 10 per cent. or less of the outstanding equity of a Person that engages in Cable Television or Cable Telephony in the United Kingdom;

12.6.2 owning or acquiring an interest in any Person engaged in (a) Wireless Telephony, (b) billing, validation or call authorisation service and related or ancillary services for use by any provider of telecommunications services, or (c) any subscriber voice or data telecommunications transmission service that interconnects a Group System with any other telecommunications networks outside the licensed territory of any Group System, but does not compete with a Group System for Cable Telephony customers;

12.6.3 directly or indirectly providing any subscriber voice or data telecommunications transmission service (including but not limited to Wireless Telephony) that operates only in part by cable links to subscribers' premises (except in respect of the interconnection of such service to cable links which serve customers in the licensed territory of any Group System, but the ability to engage in such service outside of such interconnection shall not be restricted);

12.6.4 owning or acquiring, directly or indirectly, an interest in any Person that provides, or is providing, programming or content services in the United Kingdom; or

12.6.5 acquiring an interest in any Person whose annual gross revenues from Cable Television and Cable Telephony in the United Kingdom in its most recently completed fiscal year prior to the acquisition constituted 20 per cent. or less of its total annual gross revenues; provided that if any of MediaOne Holdings, TINTA, SBCI, Cox or their respective Controlled Affiliates acquires in accordance with this clause 12.6.5 after the date hereof a Controlling interest in any Person (other than Flextech plc, TWE or MPC or their Controlled Affiliates) which owns Cable Television or Cable Telephony assets in the United Kingdom, the Company shall have the option (subject to third party rights and any contractual restrictions) so long as clause 12.1, 12.2, 12.3 or 12.4, as the case may be, is applicable to the acquiror's Shareholder Group, to acquire the interest in the Cable Television and Cable Telephony assets in the United Kingdom of that Person for the Fair Market Value thereof payable in cash, provided that (a) the option must be exercised, if at all, by the Company by giving written notice to the Relevant Investor within 30 days after the Relevant Investor gives notice to the Company of the existence of such opportunity and closed within 120 days after the date of the notice of exercise and (b) the Relevant Investor acquiring such interest shall not vote on any decision whether to exercise the option granted in this clause 12.6.5.

12.7 Each of the exceptions set forth in clauses 12.6.1 through 12.6.5 is separately applicable and independent of any of the other exceptions.

12.8 Whenever the Fair Market Value of any transaction or interest is required to be determined hereunder, the Relevant Investor and the Company may upon notice require that Fair Market Value determination be made by an appraiser jointly appointed by the Relevant Investor and the Company. If the Relevant Investor and the Company fail to agree on an appraiser within 20 days after receipt of the notice requiring an appraisal of Fair Market Value, they shall each appoint one appraiser, which shall be an investment banking firm of national repute in the UK. The two appraisers so selected shall each make an appraisal of Fair Market Value within 30 days after their selection. If such determinations vary by 20 per cent. or more of the higher determination, the two appraisers shall select a third appraiser with similar qualifications which shall make its determination of such Fair Market Value within 30 days after its selection. Such third appraiser shall not be informed of or otherwise consider the appraisals of the other two in reaching its determination. The Fair Market Value shall be the average of the two closest values if three appraisals are made or, if the determinations of the first two appraisers vary by less than 20 per cent. of the higher of such two determinations, the average of those two determinations. If any party fails to appoint an appraiser as required hereunder, the other party may refer the matter to the American Arbitration Association, which shall promptly appoint an appraiser hereunder on behalf of the party failing to make such appointment. The 30-day period specified in clause 12.6.5 above shall be suspended pending final determination of Fair Market Value. Appraisers appointed under this clause shall act as experts and not as arbitrators and, absent fraud or manifest error, the determination of an appraiser hereunder shall be binding on the parties.

13.      SCOPE OF COMPANY BUSINESS

         Subject to clause 14, the Company agrees with each of the MediaOne Group and the TINTA Group, for so long as it is a Qualifying Group that the business of the Company and its Controlled Affiliates shall be limited to providing Cable Television, Cable Telephony services and Wireless Telephony services in the United Kingdom and all matters incidental thereto, including television programming in the United Kingdom incidental to the Company's Cable Television business in the United Kingdom (collectively, "Company Business"), and such other businesses as such Shareholder Group shall approve by written consent. The Company shall not own or acquire an equity interest in any Person that engages in a business other than those in which the Company is permitted to engage pursuant to this clause 13. Neither the Company nor any of its Affiliates shall use the "Telewest" mark (or any mark confusingly similar to it) outside of the UK and the TINTA Shareholders, the MediaOne Shareholders and their respective Affiliates shall not use the "Telewest" mark (or any mark confusingly similar to it) within the UK.


14.      CONTRACTUAL RESTRICTIONS

14.1 The Company undertakes to the MediaOne Group that so long as the MediaOne Shareholders own more than 5 per cent. of the Company's issued Ordinary Shares and so long as the contractual restrictions described in Part I of Schedule 1 remain in effect, the Company will not knowingly take or omit to take (and will not permit its Controlled Affiliates to take or omit to take) any action that could cause a breach or violation of the contractual restrictions (as such exist on the date hereof) described in Part I of Schedule 1, and also undertakes to the TINTA Group that for so long as the TINTA Shareholders own more than 5 per cent. of the Company's issued Ordinary Shares and so long as the contractual restrictions described in Part II of Schedule 1 remain in effect, that the Company will not knowingly take or omit to take (and will not permit its Controlled Affiliates to take or omit to take) any action that could cause a breach or violation of the contractual restrictions (as such exist on the date hereof) described in Part II of
         Schedule 1.

14.2 Notwithstanding anything in this Agreement to the contrary, the Company may (i) engage in the business of Fixed Wireless Telephony services,
         (ii) sell Wireless Telephony services solely as a distributor or retailer of such services through a contractual relationship with one or more owners of any Wireless Telephony business, including but not limited to MPC, provided that the Company does not have any ownership interest in and does not operate such Wireless Telephony business, and
         (iii) the Company may jointly invest with MPC in mobile radio voice telephony networks to be constructed by MPC or its Affiliates.


15.      INDEMNIFICATIONS

15.1 The Company shall indemnify and hold harmless each of TINTA, MediaOne Holdings, SBCI and Cox for themselves and as trustees for their respective Affiliates and each Relevant Person from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding relating to the Offer Documents, except those matters as to which such Person or one of its Affiliates has specifically agreed to indemnify the Company pursuant to this clause 15. If the indemnification in this clause 15 is at any time legally or procedurally unavailable to any Person, the Company shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to the amount the Company otherwise would be required to pay that Person as indemnification under this clause 15.

15.2 The TINTA Shareholders shall indemnify and hold harmless the Company and its directors, officers and employees for the time being and from time to time from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding (including any claim by any other Shareholder pursuant to this clause 15) relating to any portion of the Offer Documents provided by the TINTA Group in writing for use in the Offer Documents and/or arising from any failure by the TINTA Group to provide all the information required to be disclosed in relation to the TINTA Group in the Offer Documents. If the indemnification provided in this clause
         15.2 is at any time legally or procedurally unavailable to any person, the TINTA Shareholders shall contribute to the amount paid or payable by such Person on account of such claim, action or proceedings an amount equal to amount they otherwise would be required to pay that Person as indemnification under this clause 15.2.

15.3 The MediaOne Shareholders shall indemnify and hold harmless the Company and its directors, officers and employees for the time being and from time to time from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding (including any claim by any other Shareholder pursuant to this clause 15) relating to any portion of the Offer Documents provided by the MediaOne Group in writing for use in the Offer Documents and/or arising from any failure by the MediaOne Group to provide all the information required to be disclosed in relation to the MediaOne Group in the Offer Documents. If the indemnification provided in this clause
         15.3 is at any time legally or procedurally unavailable to any Person, the MediaOne Shareholders shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to that amount they otherwise would be required to pay that Person as indemnification under this clause 15.3.

15.4 The SBC Shareholders shall indemnify and hold harmless the Company and its directors, officers and employees for the time being and from time to time from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding (including any claim by any other Shareholder pursuant to this clause 15) relating to any portion of the Offer Documents provided by the SBC

         Group in writing for use in the Offer Documents and/or arising from any failure by the SBC Group to provide all the information required to be disclosed in relation to the SBC Group in the Offer Documents. If the indemnification provided in this clause 15.4 is at any time legally or procedurally unavailable to any Person, the SBC Shareholders shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to that amount they otherwise would be required to pay that Person as indemnification under this clause 15.4.

15.5 The Cox Shareholders shall indemnify and hold harmless the Company and its directors, officers and employees for the time being and from time to time from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding (including any claim by any other Shareholder pursuant to this clause 15) relating to any portion of the Offer Documents provided by the Cox Group in writing for use in the Offer Documents and/or arising from any failure by the Cox Group to provide all the information required to be disclosed in relation to the Cox Group in the Offer Documents. If the indemnification provided in this clause
         15.5 is at any time legally or procedurally unavailable to any Person, the Cox Shareholders shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to that amount they otherwise would be required to pay that Person as indemnification under this clause 15.5.

15.6 The Company covenants with and undertakes to each of Cox and CUK that it will indemnify and keep each of them indemnified from and against all stamp duty, stamp duty reserve tax and related interest, penalties and costs arising out of or in connection with the transfer from TW Holdings to CUK of any Ordinary Shares transferred to TW Holdings from CUK ("Tax"). The Company shall pay to CUK in cleared funds an amount equal to any Tax paid by CUK within 5 working days of CUK's demand for the same.

15.7 Each Shareholder Group and the Company shall act reasonably to mitigate any loss or liability in respect of which it claims indemnity under this Clause 15.


16.      GAIN RECOGNITION CONSENT REQUIREMENTS

         The Company covenants to each of the MediaOne Group, the TINTA Group, the Cox Group and the SBC Group that for so long as (i) they each own or (ii) the SBC Group and the Cox Group in aggregate own or (ii) the MediaOne Group and the TINTA Group in aggregate own at least 7.5 per cent. of the Ordinary Shares in issue the Company will not and will procure that no member of the Telewest Group will, (i) without the written consent of such Shareholder Group, dispose of assets (including securities of an Affiliate of the Company) in one transaction or a series of related transactions within any 18 month period having a Fair Market Value of (pound)20,000,000 or more if, in the judgment of such Shareholder Group, the disposition could require it to recognise gain under the Gain Recognition Agreements between it and the US Internal Revenue Service or (ii) in the case of MediaOne and the TINTA Group, dispose of or reorganise any interest in or Control of any member of the Telewest Group intra-group or acquire any equity interest in a Person not Affiliated with the Company immediately prior to such acquisition if the effect of any such disposition, reorganisation or acquisition would be to create an intermediate holding Person within the Telewest Group. The Company shall be entitled to conclusively rely on notice from any of MediaOne Holdings, TINTA, Cox or SBCI (as the case may be) as to any consent given by their respective Shareholder Groups.


17.      CITY CODE ON TAKEOVERS AND MERGERS

         If any Shareholder Group takes any action which causes another Shareholder Group or Groups to be under an obligation pursuant to Rule 9 of the City Code on Takeovers and Mergers (the "Code"), the Shareholder Group which takes such action shall fulfil all the obligations of such other Shareholder Group or Groups (but not the Company) thereunder and shall pay all consideration and expenses attributable to such Shareholder Group or Groups in connection therewith.


18.      CONFIDENTIALITY

         Save as required by law or any regulatory authority, each Shareholder shall keep confidential, and shall procure that all members of its Shareholder Group will keep confidential, any confidential information of the Telewest Group which is or has been given to it by or on behalf of the Telewest Group unless the information is already in the public domain other than through the default of the Shareholder or a member of its Shareholder Group in complying with this clause.


19.      JOINT AND SEVERAL LIABILITY FOR CONTROLLED AFFILIATES

         MediaOne Holdings, TINTA, SBCI and Cox shall each be jointly and severally liable with their respective Controlled Affiliates for any and all of the obligations and liabilities of their respective Controlled Affiliates under this Agreement.


20.      TERM

         This Agreement shall continue whilst any party hereto retains any rights and/or obligations hereunder and shall terminate forthwith (in relation to a party no longer having any rights and/or obligations) upon that ceasing to be the case.


21.      TERMINATION OF 1994 AND 1995 AGREEMENTS

21.1 This Agreement supersedes the 1994 Agreements and the 1995 Agreements and each parties' further rights and obligations thereunder shall cease upon this Agreement becoming unconditional provided that (a) the parties' rights and obligations accrued thereunder prior to such time shall not be affected, and (b) if pursuant to clause 2.4 (having become unconditional) this Agreement is terminated, the 1994 Agreements and the 1995 Agreements shall revive as if no termination of those agreements had occurred pursuant to this clause.

21.2 The Company, the MediaOne Group and the TINTA Group shall comply with the provisions of Schedule 3 in place of clauses 16(b) and (c) and 17 of the Old Relationship Agreement.

21.3 Clause 3.6 of the Old Shareholders Agreement, clause 18 of the Old Relationship Agreement and clause 6 of the Co-operation Agreement shall not apply in relation to the issue or conversion of any Shares pursuant to the Offer, the Telewest Open Offer, this Agreement or the Subscription Agreement.


22.      COMPETITION

         No provision of this Agreement, or of an agreement or arrangement of which it forms part, by virtue of which this Agreement, or an agreement or arrangement of which it forms part, is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977, takes effect until the day after the date on which particulars have been furnished to the Director General of Fair Trading in accordance with those Acts.


23.      COSTS

         Each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.


24.      FURTHER ASSURANCE

         The parties agree that they shall execute and deliver any other documents and instruments, and take any other actions reasonably requested by another party necessary or appropriate to give effect to this Agreement.


25.      GENERAL

25.1 Whenever in this Agreement action by a Shareholder Group is required or permitted, that action shall be deemed taken if approved by members of that Shareholder Group owning a majority of the total number of Shares owned by all the members of that Shareholder Group.

25.2 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

25.3 The parties agree that each party would be irreparably damaged if any party failed to perform any obligation under this Agreement, and that such party would not have an adequate remedy at law for money damages in such event. Accordingly, each party hereto will be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement. This provision is without prejudice to any other rights that such party may have under this Agreement, at law or in equity.

25.4 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

25.5 The rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

25.6 The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including such provision, in any other jurisdiction.

25.7 Each date, time or period referred to in this Agreement is of the essence. If the parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.


26.      ASSIGNMENT

26.1 A party may not assign or transfer or purport to assign a right or obligation under this Agreement without having first obtained the written consent of the other parties.

26.2 The benefit of the rights of a Shareholder (subject to the burden of the obligations of a Shareholder) under this Agreement shall be afforded to a transferee who is or becomes a member of the same Shareholders Group as the transferor provided that the transferee duly completes, executes and delivers to the Company a deed of adherence in the form set out in Schedule 2.


27.      NOTICES

27.1 Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax, prepaid recorded delivery or registered post (and air mail if overseas) to the address and for the attention of the party receiving it set out in clause 27.2 or as otherwise notified under this Agreement. In the absence of evidence of earlier receipt, any notice so served shall be deemed to have been received:

         (a)   if delivered personally, when left at the relevant address;

         (b)   if sent by mail other than air mail, 48 hours after posting it;

         (c)   if sent by air mail, 96 hours after posting it;

         (d)   if sent by fax, on receipt of confirmation of its transmission.

27.2 The current addresses of the parties for the purpose of clause 27.1 are set out below. These may be altered by the parties by notice to the other parties at any time:

         MediaOne Holdings          7800 E. Orchard Road  Suite 480

         MediaOne UK                Englewood

         MediaOne Cable:            Colorado 80111 USA

                                    For the attention of: General Counsel
                                    Fax: 1 303 793 6707

         TINTA                      5619 DTC Parkway
         UAP-E:                     Englewood
                                    Colorado 80111 USA

                                    For the attention of: Stephen Brett
                                    FAX: 1 303 488 3245

         Company:                   Genesis Business Park
                                    Albert Drive
                                    Woking
                                    Surrey GU21 5RW

                                    For the attention of: Victoria Hull
                                    Fax: 01483 295165

         SBCI                       #2 Reed's Way
         SBIHUK-1:                  Suite 222 Corporate Commons
                                    Newcastle
                                    Delaware 19720 USA
                                    For the attention of: Michael Thompson,

                                    Vice President and Secretary
                                    Fax: 1 302 322 2838

         Cox                        1400 Lake Hearn Drive
         CUK:                       Atlanta George 30319
                                    USA

                                    For the attention of: Dallas Clement
                                    Fax: 1 404 847 6336

         In the case of
         Cox and CUK, with
         copy (which shall
         not constitute service
         of notice) to:             Olswang
                                    90 Long Acre
                                    London    WC2E 9TT
                                    For the attention of: Simon Morgan
                                    Fax: 0171 208 8888
         In the case of SBCI
         and SBIHUK-1, with
         copy (which shall not
         constitute service of
         notice) to:                Bird & Bird
                                    90 Fetter Lane
                                    London EC4A 1JP

                                    For the attention of: Neil Blundell
                                    Fax: 0171 415 6111

28.      GOVERNING LAW AND JURISDICTION

28.1 This Agreement is governed by and shall be construed in accordance with English law.

28.2 The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

28.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

28.4 Process by which any Proceedings are begun in England may be served on any party by being delivered in accordance with clause 27 or may be served on the parties without addresses in England (as set out in clause 27.2 above) by being delivered to the agents at the addresses indicated below (or such other agent or address as the party in question may notify to the other parties):

         MediaOne Holdings,         Clifford Chance Secretaries Limited
         MediaOne UK,               200 Aldersgate Street
         MediaOne Cable:            London EC1A 4JJ

                                    For the attention of: Chantal Brackenbury/
                                    Angela Orban
                                    Fax:  0171 600 5555

         TINTA                      Grays Inn Secretaries Limited
         UAP-E:                     5 Chancery Lane
                                    London EC4 1BU

                                    For the attention of: Philip Goodwin/Simon
                                    Brown
                                    Fax:  0171 404 0087

         SBCI,                      Bird & Bird
         SBIHUK-1:                  90 Fetter Lane
                                    London EC4A 1JP

                                    For the attention of: Neil Blundell
                                    Fax: 0171 415 6111

         Cox                        Olswang
         CUK:                       90 Long Acre
                                    London WC2E 9TT

                                    For the attention of: Simon Morgan
                                    Fax: 0171 208 8888

         Nothing contained in this clause 28.4 affects the right to serve process in another manner permitted by law.


29.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

                                  SCHEDULE 1

                           CONTRACTUAL RESTRICTIONS

                                    Part I

         (a) In certain agreements that established a partnership to operate the One 2 One mobile radio voice network, MediaOne has agreed to certain contractual restrictions which provide that neither MediaOne nor its Affiliates (including the Company) will directly or indirectly carry on or have a shareholding or other economic interest in a person which carries on or has applied for a license to carry on, as all or part of its business the activity of running a mobile radio voice telephony network for the provision of telecommunication services to the general public within any part of the UK. So long as MediaOne owns an equity interest in the One 2 One partnership or any successor to the One 2 One partnership (including the current partnership after admission of one or more new partners) in excess of the minimum interest specified in the One 2 One agreement as of the date of this Agreement, such contractual restrictions contained in any agreements governing the business of a successor to the One 2 One partnership (including the current partnership after admission of one or more new partners) shall become part of this
                  Schedule 1 provided that such restrictions are not broader in scope than those in effect on the date of this Agreement.

         (b) MediaOne has agreed that MediaOne and certain of its affiliates will not compete with Time Warner Entertainment Company, L.P. ("TWE") in certain businesses, and that they will offer TWE a right of first refusal in certain circumstances, as disclosed in the IPO Documents.

                                    Part II

         (a) Flextech plc has a right of first refusal with respect to participation in English-language programming business in the United Kingdom and Europe under certain circumstances described in the IPO Documents.

         (b) In an agreement relating to the establishment of a joint venture between BBC Worldwide and Flextech plc for the establishment and broadcast of television programme services in the United Kingdom, TINTA has agreed that it will not itself, and that it will procure that no company of which it has voting control will, acquire an interest in excess of 20 per cent. of the issued share capital of a company which owns a commercial broadcast television channel which competes with one or more of the channels to be established under such joint venture.

                                  SCHEDULE 2

                               DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [                   ] 199[ ]

BY [ ] of [ ] ("the Covenantor") in favour of the persons whose names are set out in the schedule to this Deed and is supplemental to the Relationship Agreement dated 15 1998 made by (1) MediaOne International Holdings, Inc., (2) MediaOne UK Cable, Inc and MediaOne Cable Partnership Holdings, Inc., (3) Tele-Communications International, Inc., (4) United Artists Programming-Europe, Inc., (5) Cox Communications, Inc., (6) Cox U.K. Communications, LP, (7) SBC International, Inc., (8) Southwestern Bell International Holdings (UK-1) Corporation and (9) Telewest Communications plc (the "Relationship Agreement").

THIS DEED WITNESSES as follows:

1. The Covenantor confirms that it has been given and read a copy of the Relationship Agreement and covenants with each person named in the schedule to this Deed to perform and be bound by all the terms of the Relationship Agreement as if the Covenantor were a party to the Relationship Agreement as a Shareholder.

2. This Deed is governed by English law.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written.

                                   SCHEDULE

[Parties to Relationship Agreement including those who have executed earlier deeds of adherence].

                                  SCHEDULE 3

PROVISIONS PRESERVED FROM THE OLD RELATIONSHIP AGREEMENT

1.       Costs Relating to Telewest Interests

         The Company undertakes to reimburse TINTA (for itself and on behalf of TCI and its Affiliates) and MediaOne Holdings (for itself and on behalf of MediaOne and its Affiliates) for all losses, damages, costs, liabilities, deficiencies, claims, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and legal, accounting, experts' and other fees, costs and expenses) (but excluding taxes) based upon, arising out of or associated with (i) the ownership of the Telewest Interests prior to, on or following the Public Offering, (ii) the dissolution and liquidation of the UCs and obligations and liabilities of the UCs arising prior to, upon or subsequent to their dissolution relating to the ownership and operation of the Telewest Interests and (iii) the TCI Investors and the MediaOne Investors having been members of the UCs.

2.       Taxation Costs Relating to Telewest Interests.

         The Company undertakes to reimburse TINTA (for itself and on behalf of TCI and its Affiliates) and MediaOne Holdings (for itself and on behalf of MediaOne and its Affiliates) for all liabilities for taxes which they incur and which arise in respect of the operation of the businesses carried on by the Telewest Interests prior to or following the Public Offering including (but not limited to) Value Added Tax, income tax levied pursuant to the Pay as You Earn Regulations and income tax levied pursuant to the Income Tax (Sub-Contractors in the Construction Industry) Regulations and excluding (for the avoidance of doubt) any tax liabilities in respect of which TINTA or MediaOne Holdings have agreed to indemnify Old Telewest under the Tax Deed.

3.       Limitations on Reimbursement and Payment Obligations.

         No reimbursement or payment due pursuant to clauses 1, 2 or 4 or arising out of any breach or violation of the Old Relationship Agreement or the Related Agreements shall be made unless the aggregate amount payable by that party on account of all such matters exceeds (pound)10,000, and if such amount is exceeded all payments and reimbursements shall be paid by that party in full.

4.       Indemnifications

         (a) The Company undertakes to indemnify and hold harmless TINTA (for itself and on behalf of TCI and its Affiliates) and MediaOne Holdings (for itself and on behalf of MediaOne and its Affiliates) from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding relating to the IPO Documents and the Contemplated Transactions, except those matters as to which the Investors specifically made a representation or warranty to Old Telewest or agreed specifically to reimburse Old Telewest. If the indemnification provided in this clause 4(a) is at any time legally or procedurally unavailable to any Person, the Company shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to the amount the Company otherwise would be required to pay that Person as indemnification under this clause 4(a).

         (b) TINTA and UAP-E undertake to indemnify and hold harmless the Company from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding relating to any portion of the IPO Documents provided by the TCI Investors in writing for use in the IPO Documents. If the indemnification provided in this clause 4(b) is at any time legally or procedurally unavailable to any Person, TINTA and UAP-E shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to the amount TINTA and UAP-E otherwise would be required to pay that Person as indemnification under this clause 4(b).

         (c) MediaOne Holdings and the MediaOne Investors undertake to indemnify and hold harmless the Company from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding relating to any portion of the IPO Documents provided by the MediaOne Investors in writing for use in the IPO Documents. If the indemnification provided in this clause 4(c) is at any time legally or procedurally unavailable to any Person, the MediaOne Investors shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to the amount the MediaOne Investors otherwise would be required to pay that Person as indemnification under this clause 4(c).

5.       Definitions

         Set out below are the definitions of the defined terms which are only used in this Agreement in Schedule 3 above (which are accurate as at 22 November 1994 being the date of the Old Relationship Agreement):

         "Contemplated Transactions" means the transactions contemplated by the Old Relationship Agreement and the Related Agreements, including the transfer by the MediaOne Investors and the TCI Investors of the Telewest Interests to the UCs;

         "MediaOne Investors" means MediaOne UK and MediaOne Cable.

         "Public Offering" means the public offering in 1994 of Ordinary Shares for sale to the public;

         "Related Agreements" means the following agreements entered into on the date of the Old Relationship Agreement (22 November 1994):

         (a) Technology Licensing Agreements between (i) Old Telewest and TINTA, and (ii) Old Telewest and MediaOne Holdings;

         (b) Trademark Licensing Agreements between (i) Old Telewest and MediaOne, and (ii) Old Telewest and TCI;

         (c)      Secondment Agreements between (i) Old Telewest and TCI, and
                  (ii) Old Telewest and an Affiliate of the MediaOne Investors;

         (d)      Tax Deed between Old Telewest, TINTA and MediaOne Holdings;
                  and

         (e) Registration Rights Agreements between (i) Old Telewest and the TCI Investors and (ii) Old Telewest and the MediaOne Investors.

         "Tax Deed" means deed of indemnity against taxation entered into by Old Telewest, TINTA and MediaOne Holdings dated 22 November 1994;

         "TCI Investors" means UAP-E and United Artists Cable Television UK Holdings, Inc.;

         "Telewest Interests" means the interests owned by the TCI Investors and the MediaOne Investors in the following partnerships, which were engaged in the Cable Television and Cable Telephony businesses in the UK on the date of the Old Relationship Agreement:

         (a)      TCI/MediaOne Cable Communications Group;

         (b)      Avon Cable Limited Partnership;

         (c)      Edinburgh Cable Limited Partnership;

         (d)      Estuaries Cable Limited Partnership;

         (e)      United Cable (London South) Limited Partnership;

         (f)      Tyneside Cable Limited Partnership; and

         (g)      Cotswolds Cable Limited Partnership.

         "UCs" means Theseus No.1 (to whom the TCI Investors contributed their Telewest Interests on 21 November 1994) and Theseus No.2 (to whom the MediaOne Investors contributed their Telewest Interests on 21 November
         1994).

AS WITNESS this Agreement has been executed by the duly authorised representatives of the parties the day and year first before written.

SIGNED by                               )
for and on behalf of MEDIAONE           )
INTERNATIONAL HOLDINGS, INC.            )

SIGNED by                               )
for and on behalf of MEDIAONE           )
UK CABLE, INC.                          )

SIGNED by                               )
for and on behalf of MEDIAONE CABLE     )
PARTNERSHIP HOLDINGS, INC.              )

SIGNED by                               )
for and on behalf of                    )
TELE-COMMUNICATIONS                     )
INTERNATIONAL, INC.                     )

SIGNED by                               )
for and on behalf of UNITED ARTISTS)
PROGRAMMING-EUROPE, INC                 )

SIGNED by                               )
for and on behalf of                    )
COX COMMUNICATIONS, INC.                )

SIGNED by                               )
for and on behalf of                    )
COX U.K. COMMUNICATIONS L.P.            )
by COX CABLE INTERNATIONAL, INC.,       )
its general partner                     )

SIGNED by                               )
for and on behalf of                    )
SBC INTERNATIONAL, INC.                 )

SIGNED by                               )
for and on behalf of                    )
SOUTHWESTERN BELL INTERNATIONAL         )
HOLDINGS (UK-1) CORPORATION             )

SIGNED by                               )
for and on behalf of                    )
TELEWEST COMMUNICATIONS plc)


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